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                                                                    EXHIBIT 3.13

                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK CORPORATION

FIRST:            The name of this corporation is Tower Automotive Finance, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Zip Code 19808. The Registered Agent in charge thereof is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is 1,000 shares of no par value.

FIFTH: The name and mailing address of the incorporator are as follows:

                  Name:             Peter G. Roth

                  Mailing Address:  c/o Vamum, Riddering, Schmidt & Howlett LLP
                                    P.O. Box 352, Grand Rapids, Michigan,
                                    49501-0352

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated arc true, and I have accordingly hereunto set my hand this 28th day of October, 2002.

                                                 /s/ Peter G. Roth
                                    By: ----------------------------------------
                                                    (Incorporator)

                                                       Peter G. Roth
                                    Name:  -------------------------------------
                                                      (type or print)

[SEAL OF STATE OF DELAWARE]